Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 28, 2008, except for Notes 19 and 21 which are as of February 4, 2008, except for the impact of presenting Philip Morris International Inc. as a discontinued operation as discussed in Notes 1 and 4, the impact of the spin-off of Philip Morris International Inc. as discussed in Note 21, and the change in reportable segments as discussed in Notes 1 and 15, all of which are as of June 5, 2008, and except for Note 22 which is as of September 8, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in the Current Report on Form 8-K dated September 8, 2008. We also consent to the incorporation by reference of our report dated January 28, 2008, except for Notes 19 and 21 which are as of February 4, 2008, and except for the impact of presenting Philip Morris International Inc. as a discontinued operation as discussed in Notes 1 and 4, the impact of the spin-off of Philip Morris International Inc. as discussed in Note 21, and the change in reportable segments as discussed in Notes 1 and 15, all of which are as of June 5, 2008, relating to the financial statement schedule, which appears in the Current Report on Form 8-K dated June 5, 2008. We also consent to the incorporation by reference in this Registration Statement of our reports dated June 23, 2008 relating to the financial statements and supplemental schedules, which appear in the Annual Reports of Deferred Profit-Sharing Plan for Tobacco Workers, Deferred Profit-Sharing Plan for Salaried Employees, and Deferred Profit-Sharing Plan for Craft Employees on Form 11-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Richmond, Virginia

December 16, 2008